Exhibit 99.1

Sono-Tek Announces Preliminary Record Revenue with Continued Strong Backlog for Q3 FY2024 and Increases Revenue Guidance for Fiscal Year 2024

- Sales Grew 58% YOY; Backlog Grew 68% YOY and Remains Strong at $10.4 Million; Company
Projects 30% Revenue Growth for Fiscal Year ending February 29, 2024-

MILTON, NY, December 14, 2023 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced preliminary sales and backlog for the third quarter of fiscal year 2024, ended November 30, 2023.

•	Preliminary sales for the third quarter of FY2024 were approximately $5.7 million, compared to sales of $3.6 million for the third quarter a year ago, an increase of approximately 58%.
•	The Company’s preliminary estimate of backlog at November 30, 2023 is approximately $10.4 million, a year-over-year increase of 68% compared to backlog of $6.2 million at November 30, 2022. Backlog is also just slightly less than the record high quarter end backlog of $10.7 million at the end of the second fiscal quarter on August 30, 2023.
•	Revenue for the twelve months of fiscal year 2024, ending February 29, 2024, is expected to reach another record and increase approximately 30% year-over-year, which is higher than Sono-Tek’s previous estimates and is based on strength in shipments, backlog and proposal activity.

“The preliminary results indicate another record quarter for revenue and a near record for backlog for the third quarter of fiscal year 2024,” said Dr. Christopher L. Coccio, Chairman and CEO of Sono-Tek. “Sales growth was fueled by strong shipments to the clean energy, medical and industrial markets and consisted of a combination of new orders and shipments from previously supply chain constrained backlog, of which we have now largely caught up.

“Backlog remained high despite the record sales. Backlog at November 30th increased to $10.4 million, 68% higher than the $6.2 million backlog in the year ago quarter. This is the second highest reported backlog in our history - the second quarter of this year was the highest - and it reflects the increasing order activity from the clean energy sector in particular, as well as continuing strength in our other business segments.”

Sono-Tek’s final third quarter FY2024 financial results, ended November 30, 2023, will be released in mid-January 2024.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 863-6341

sprince@pcgadvisory.com